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Exhibit 10.13

EMPLOYMENT AGREEMENT

        This Agreement, dated as of August 1, 2003, is between JDS Uniphase Corporation, a Delaware corporation (the "Company") and Christopher S. Dewees ("Employee").

PREMISES

        WHEREFORE,

        1.     Employee currently is employed by Company; and

        2.     Company and Employee wish to clarify their employment relationship with a written Employment Agreement upon the terms herein provided regarding Employee's employment with Company;

AGREEMENT

        NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, Employee and Company agree as follows:

        1.    Definitions.

        As used herein, the following terms are defined as follows:

          a.     "Cause" shall mean:

              (i)  willful malfeasance by Employee, which has a material adverse effect on the Company;

             (ii)  substantial and continuing willful refusal by Employee to perform duties ordinarily performed by an employee in the same position and having similar duties as Employee;

            (iii)  conviction of Employee for a felony or misdemeanor which would have a material adverse effect on the Company's goodwill if Employee is retained as an employee of the Company; or

            (iv)  willful failure by Employee to comply with material policies and procedures of the Company including but not limited to the JDS Uniphase Corporation Ethics Policy and Policy Regarding Inside Information and Securities Transactions;

          b.     "Change of Control" shall mean the occurrence of one or more of the following with respect to the Company:

              (i)  the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly the Company's stockholders, open market purchases or any other transaction or series of transactions, of Common Stock possessing sufficient voting power in the aggregate to elect an absolute majority of the members of the Company's Board of Directors;

             (ii)  a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are held by persons who held Common Stock immediately prior to such merger or consolidation and those members of the Existing Board constitute a majority of the Board of Directors immediately after such merger or consolidation;

            (iii)  any reverse merger in which the Company is the surviving entity but in which either securities representing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger or those members of the Existing Board do not constitute a majority of the Board of Directors immediately after such merger; or

            (iv)  the sale, transfer or other disposition of all or substantially all of the assets of the Company.

          c.     "Closing Date" shall mean the date of the first closing of the transactions constituting a Change of Control.

          d.     "Common Stock" shall mean $.001 par value, Common Stock of the Company.

          e.     "Disabled" shall mean a mental or physical disability, illness or injury, evidence by medical reports from a duly qualified medical practitioner, which renders the Employee unable to perform the essential duties of his or her position, and "Disability" has a corresponding meaning.

          f.      "Good Reason" shall mean:

              (i)  a material reduction in Employee's base salary or target bonus opportunity (unless applied to all similarly situated senior executives of the Company) without Employee's prior written consent;

             (ii)  a material adverse change in Employee's position, duties or responsibilities which results in or has the effect that Employee is no longer the senior legal officer within the Company, without Employee's prior written consent. For purposes of this subsection, a change in Employee's reporting structure shall not, in and of itself, constitute a material adverse change in Employee's position, duties or responsibilities. Further, for purposes of this Section 1.f.(ii) only, the occurrence of a Change of Control shall not, in and of itself, constitute a material adverse change in Employee's position, duties or responsibilities;

            (iii)  an actual change in Employee's principal work location by more than 50 kilometers without Employee's prior written consent; or

            (iv)  failure by the Company to obtain from any successor company the assumption of the Company's obligations under this Agreement.

          The existence or occurrence of any of the facts, circumstances or event(s) in subsections (i) through (iv) above shall not constitute Good Reason unless Employee provides written notice to the Chief Executive Officer of the Company, within thirty (30) days of the occurrence of the facts, circumstances or event(s) claimed to provide a basis for Good Reason, which:

             (v)  describes in reasonable detail the facts, circumstances or event(s) claimed to provide a basis for Good Reason;

            (vi)  identifies the specific Good Reason provision in the Agreement relied upon;

           (vii)  designates Employee's last day of employment, which shall be no sooner than thirty (30) days from the date written notice is delivered to the Chief Executive Officer, and prior to which the Company shall have the opportunity to remedy the facts, circumstances or event(s) claimed to provide a basis for Good Reason for termination of employment.

          g.     "Effective Date" means:

              (i)  in the event the Company terminates the employment of Employee, the date designated by the Company as the last day of Employee's employment;

             (ii)  in the event the Employee resigns his or her employment with the Company, the date designated by the Company as the effective date of resignation;

            (iii)  in the event the Employee dies, the date of death;

            (iv)  in the event the Employee becomes Disabled, the date designated by the Company as the last day of Employee's employment.

        2.    Position, Duties, Responsibilities

          a.    Position:    Employee is employed by Company to render services to Company in the position of Senior Vice President and General Counsel, subject to the provisions of Section 3 below.

          b.    Other Activities:    Except upon the prior written consent of the Company, Employee will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Employee in a conflicting position to that of, the Company.

        3.    Compensation

        In consideration of the services to be rendered under this Agreement,

          a.     Company shall pay Employee a base annual salary of $210,000, payable in accordance with the Company's payroll practices. Employee's salary will be reviewed from time to time in accordance with Company's established procedures for adjusting salaries for similarly situated employees;

          b.     Employee shall be entitled to participate in the Company's established incentive plan(s) for senior executives with a target bonus of 50% of Employee's base salary and a maximum bonus of up to 200% of Employee's target bonus; and

          c.     Employee shall be eligible to participate in Company's benefit plans and to receive prerequisites of employment as established by Company, and as may be amended from time to time in Company's sole discretion.

        4.    Term

        The term (the "Term") of this Agreement shall commence on the date hereof and shall expire on July 6, 2007 unless sooner terminated as provided herein (the date of termination of this Agreement, the "Expiration Date"). Notwithstanding the foregoing, on July 31, 2007, and on the anniversary date of each one year period thereafter (a "Renewal Date") the Term will be automatically extended for an additional one-year period unless, not later than 180 days prior to such a Renewal Date, the Company provides written notice to Employee that it has elected not to extend the Term of this Agreement.

        5.    Termination.

          a.    Termination Benefits Under Certain Circumstances.    If prior to the expiration of the Term and following a Change of Control, the Employee's employment is terminated (A) by the Company (other than for Cause), or (B) by the Employee for Good Reason, conditioned upon the Employee's executing and delivering to the Company a release of claims, reasonably acceptable to the Company, Employee will be entitled to the following benefits in full satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the termination of the Term:

              (i)  the Company shall pay to the Employee, in one lump sum, an amount equal to (A) one years' salary, at the Employee's annual salary in effect on the Effective Date, plus (B) one years' bonus (calculated based on the average of the bonus awarded to Employee in each of the previous two years of employment by the Company or, if termination occurs prior to the completion of two years of employment in the position set forth in Section 2.a. above, each such "missing" year calculated as 50% of Employee's base salary), minus any amounts to which Employee is otherwise entitled under any statutory or Company long or short term disability plan and minus any required withholdings or deductions;

             (ii)  Employee's right, title and entitlement to any unvested options or any other securities or similar incentives which have been granted or issued to Employee as of the Effective Date, which would have vested during that period commencing upon the Effective Date and continuing for a period of one (1) year from the Effective Date, shall immediately vest, free from any restrictions (other than those imposed by applicable state and federal securities laws), provided that: (A) all such vested options or securities granted by the Company to Employee on February 6, 2003 shall remain exercisable for their full term notwithstanding any provision in any applicable stock option grant agreement to the contrary, and (B) all other such securities to shall continue to be exercisable (if applicable) for 90 days from the Effective Date or until the term such securities would have otherwise expired (if applicable), whichever is earlier; and

            (iii)  should Employee elect COBRA benefits continuation following termination of employment the Company shall pay the full cost to Employee for the full 18 month COBRA period.

          b.    Termination For Cause:    This Agreement shall terminate immediately upon the termination of Employee for Cause. Thereafter, all obligations of Company under this Agreement shall cease.

          c.    By Death:    Employee's employment shall terminate automatically upon the death of Employee. Thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan or other applicable benefits.

          d.    By Disability:    If Employee suffers from a Disability, then, to the extent permitted by law, Company may terminate Employee's employment. Thereafter, all of Company's obligations under this Agreement shall cease. Nothing in this Section shall affect Employee's rights under any disability plan in which he is a participant.

          e.    No Other Obligations:    Such payments and other consideration payable by the Company pursuant to this Section 5 shall be accepted by Employee, or his heirs as the case may be, in exchange for a full and complete release by Employee of all causes of action, claims or other rights that he may have against the Company arising in connection with his employment or pursuant to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the Company shall have no obligations under this Section 5 nor any other provision of this Agreement with respect to any termination of the Term for any reason other than as specified in Sections 5.a. through 5.d., inclusive.

        6.    Termination Obligations

          a.    Return of Company's Property:    Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by Employee in the course of or incident to Employee's employment, belong to Company and shall be promptly returned to Company upon termination of Employee's employment.

          b.    Cooperation in Pending Work:    Following any termination of Employee's employment, Employee shall fully cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of Company. Employee shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Employee's acts or omissions while employed by Company.

        7.    Notices

        All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to Company:

    JDS Uniphase Corporation
    1768 Automation Parkway
    San Jose, California 95131

And to Employee at:

        Employee shall be obligated to notify the Company of any change in address. Notice of change of address shall be effective only when made in accordance with this Section.

        8.    Entire Agreement

        Subject to the last sentence of this paragraph, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Employee by Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Subject to the last sentence of this paragraph, the parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Notwithstanding the foregoing, nothing in this agreement shall limit or modify, in any manner, any existing or future agreement between the Employee and the Company relating to proprietary information, inventions, treatment of confidential information, non-competition or employee benefits or incentive plans.

        9.    Amendments, Waivers

        This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of Company other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein.

        Employee and the Company each specifically agree and acknowledge that they each waive recourse to any remedies in tort, and further agree and acknowledge their intent that all rights and liabilities pertaining to the cessation of the employment relationship between them, where such cessation occurs on or before the Expiration Date, be as set out in this Agreement (or in any subsequent modification of this Agreement, provided that the modification is in writing and signed by both parties).

        10.    Assignment; Successors and Assigns

        Employee agrees that Employee will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

        11.    Severability; Enforcement

        If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

        12.    Governing Law

        The validity, interpretation, enforceability, and performance of this Agreement, shall be governed by and construed in accordance with the law of the State of California.

        13.    Employee Acknowledgment

        The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

        14.    Date of Agreement

        The parties have duly executed this Agreement as of the date first written above.

JDS UNIPHASE CORPORATION

/s/ JOZEF STRAUS By: Jozef Straus, Ph.D. Its: Chief Executive Officer	/s/ CHRISTOPHER S. DEWEES Christopher S. Dewees Employee

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  Exhibit 10.13